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                                                                 Exhibit 10.21.2


                                    NOVATION
                                       AND
                   ASSUMPTION OF PAYMENT OBLIGATION AGREEMENT

                                +++++++++++++++++

                                  CHILESAT S.A.
                      INVERSIONES LEAP WIRELESS CHILE S.A.
                                       AND
                        CHILESAT TELEFONIA PERSONAL S.A.

IN SANTIAGO, CHILE, on the eleventh of May of nineteen ninety nine, appear before me, JOSE MUSALEM SAFFIE, Lawyer and Notary Public, Titular of the of the Forty Eighth Notary Public's Office of Santiago, with domicile in this city on Huerfanos number seven hundred and seventy, third floor: CHILESAT S.A. provider of telecommunications services, Taxpayer Number eighty eight million, three hundred and eighty one thousand, two hundred dash K, represented here by its General Manager, Mr. RAMON VALDIVIESO RIOS, Chilean, married, Lawyer, national identification number seven million nine hundred and five thousand four hundred and fifty dash K and by its President Mr. JUAN EDUARDO IBANEZ, Chilean, married, Lawyer, national identification number six million sixty two thousand four hundred and sixteen dash K, all of them with domicile on Rinconada El Salto number two hundred and two, Huechuraba, Santiago, hereinafter "CHILESAT"; INVERSIONES LEAP WIRELESS CHILE S.A., company with the line of business indicated by its name, taxpayer number ninety six million, eight hundred and nineteen thousand five hundred and twenty dash four, represented here by Mr. LUIS OCTAVIO BOFILL GENZSCH, Chilean, Married, Lawyer, national identification card number seven million three thousand six hundred and ninety nine dash one, both with domicile on Tenderini number one hundred and fifty three, borough and city of Santiago, hereinafter also called "LEAP"; and CHILESAT TELEFONIA PERSONAL S.A. company with the line of business indicated by its name, taxpayer number ninety six million seven hundred and ninety nine thousand two hundred and fifty dash K, represented here by its General Manager Mr. RICHARD SUTHERLAND GANSKONSKY, Chilean, married, commercial engineer, national identification card number six million nine hundred and two thousand three hundred and seventeen dash seven, both with domicile on Rinconada El Salto number two hundred and two, borough of Huechuraba, Santiago, hereinafter also called "CHILESAT PCS", all of those appearing before being of age, and having accredited their identity with the above mentioned identification cards and manifesting that: /i/ Chilesat and LEAP have been parties in a contract signed in the English language on April twelve nineteen ninety nine and called "Stock Purchase Agreement", hereinafter known as "Purchase and Sale of Shares", under whose terms the first company transferred to the second all the stock it owned in Chilesat PCS; /ii/ according to the terms and conditions set forth in the Purchase and Sale of Shares, the price payable to Chilesat for the sale of its Shares would be paid partly in cash - and which was in fact paid to Chilesat's entire satisfaction and the balance, which amounted to twenty two million dollars, would be paid in pesos, local currency, according to the Observed Dollar Rate for the day immediately preceding the day of payment, in a period of three years counted

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from the day the agreement for the Purchase and Sale of Shares was signed, that is, April nineteen of the year two thousand and two, accruing no interest; /iii/ Chilesat PCS owes LEAP the amount of thirty five million dollars - merely as capital, without taking into account the interest accrued until that date - as can be seen from the Deferred Payment Agreement and the LEAP Loan Agreement; /iv/ LEAP has suggested to Chilesat that the obligation to pay the balance of the price of the Purchase and Sale of Shares should be assumed by Chilesat PCS in the same terms and conditions existing for LEAP, in exchange for a partial remission of the debt indicated in number /iii/ above; /v/ Chilesat and Chilesat PCS have irrevocably accepted this payment formula proposed by LEAP, because aside from being stipulated in Clause one.two c) of the Purchase and Sale of Shares agreement, and in clause two.two of this instrument, together with LEAP they signed on April nineteen of nineteen ninety nine, via a private instrument, a contract for the novation and assumption of indebtedness called in English "Novation and Assumption of Payment Obligation Agreement", hereinafter known as "Novation Agreement." Section two.six of the Purchase and Sale of Shares agreement stipulates the obligation of the buying and selling parties -and the obligation that the latter has of causing the same action to be followed by Chilesat PCS -, to sign a Spanish version of the Novation Agreement, via notarized document containing a true translation of the Novation Agreement, plus any amendments agreed upon by the parties themselves. It was also stipulated that once the corresponding notarized document had been granted, the Spanish language Novation would replace the Novation Agreement definitively. CONSEQUENTLY, considering the above, and the statements contained in this instrument, the Novation Agreement and the Purchase and Sale of Shares agreement, the parties hereto have agreed upon the following Novation and Assumption of Payment Obligation Agreement, hereinafter referred to as "the Novation."

FIRST: DEFINITIONS. As used in this Agreement, the terms listed below shall have the respective meanings set forth below.

            "Acquisition" means the acquisition on the date hereof by Leap Chile or its designee of all of the shares of common stock of the Debtor held by Telex-Chile and Chilesat S.A.

            "Additional Shares of Capital Stock" shall mean all shares of capital stock (whether common or preferred) of the Debtor issued or sold (or, pursuant to Section 2.04 (b), deemed to be issued) by the Debtor after the date hereof.

            "Affiliate" means, with respect to any Person, (i) each other Person of which an economic interest of more than twenty-five percent (25%) is held by such Person, directly or indirectly, whether by ownership of capital stock, contract or otherwise and (ii) each other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person (excluding any trustee under, or any committee with responsibility for administering, any pension plan or employee benefit plan). A Person shall be deemed to be "controlled by" another Person if such other Person possesses, directly or indirectly, power (i) to vote more than twenty-five percent (25%) or more of the securities (on a fully diluted basis)

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having ordinary voting power for the election of directors, managing general partners or managing members or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Base Price" shall have the meaning set forth in Section 2.03 (d).

            "Business Day" means any day other than a Saturday or a Sunday or other day on which commercial banks in New York City or Santiago, Chile are authorized or required by law to close.

            "Chilean GAAP" means generally accepted accounting principles in Chile as in effect from time to time.

            "Chilesat S.A." means Chilesat S.A., a corporation organized under the laws of Chile.

            "Debtor" shall have the meaning set forth in the headings hereto.

            "Deferred Payment Agreement" means the Amended and Restated Deferred Payment Agreement, dated June 24, 1998, among the Debtor, Telex-Chile, QUALCOMM Incorporated and Leap Wireless (as assignee of Qualcomm Incorporated), as amended, modified or supplemented from time to time.

            "Dollar," "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

            "Event of Default" means any of the events specified in Section 5.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Financial Statements" means, with respect to any accounting period for a Person, statements of income and cash flows of said Person for such period, and balance sheets of said Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with Chilean GAAP consistently applied and which shall fairly present the financial condition of such Person.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Holder" shall have the meaning set forth in the headings hereto.

            "Indebtedness" means as to any Person, (a) indebtedness of such Person for borrowed money, (b) all capitalized leases of such Person, (c) all obligations of such Person for the deferred purchase price of property or services

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(other than trade or other accounts payable in the ordinary course of business in accordance with customary industry terms).

            "Leap Chile" means Inversiones Leap Wireless Chile S.A., a corporation organized under the laws of Chile.

            "Leap Credit Agreement" means the Loan Agreement dated June 24, 1998, among the Debtor, Telex-Chile and Leap Chile, as amended, modified or supplemented from time to time.

            "Leap Wireless" means Leap Wireless International, Inc., a corporation organized under the laws of Delaware.

            "Libor" applicable to any calendar month means the rate per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) equal to the rate reported on the Telerate Screen, page 3750, as the rate at which deposits in Dollars are offered by major banks in the London interbank market at approximately 11:00 a.m. (London time) two London Business Days before the first day of such calendar month in an amount approximately equal to the aggregate principal amount of the outstanding principal due under this Agreement and subject to such Interest and for a one month period. Libor so determined shall apply to all principal outstanding under this Agreement and in default during the applicable calendar month regardless of changes in the Libor occurring during such month.

            "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing).

            "Material Adverse Effect" shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, condition (financial or otherwise) or prospects of the Debtor and its Subsidiaries taken as a whole that results in a material impairment of the ability of the Debtor to perform its obligations hereunder; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Debtor of this Agreement.

            "Observed Exchange Rate" means, at any date of determination, the rate of exchange of U.S. dollars and Chilean pesos calculated with reference to the "dolar observado," as published for such date by the Central Bank of Chile in accordance with paragraph 6 of Chapter I of Title 1 of the Compendium of Foreign Exchange Rules of the Central Bank of Chile, or if no such rate is published by the Central Bank or reported in Chile, then published or announced rate of Citibank (of if Citibank does not publish or announce such rate, the rate published or announced by Bank of America) or if neither such bank announces or publishes a rate than to the foreign exchange spot mid-rates for such day reported in The Wall Street Journal, or, if not so reported, to the mid-market foreign exchange spot closing rates for such day

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reported in the Financial Times, or, if not so reported, to spot foreign exchange mid-market rates for trading among banks in amounts of US$1,000,000 or more.

            "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

            "Requirements of Law" means, as to any Person, the articles of incorporation, bylaws, estatutos sociales or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Restricted Payment" shall mean (i) any payment of a dividend or distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Debtor, or (ii) any payment (whether in cash, securities or other property), on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Debtor, or (iii) any payment with respect to any option, warrant or other right to acquire any such shares of capital stock of the Debtor.

            "Stock Purchase Agreement" means the Stock Purchase Agreement, dated April 12, 1999, among Leap Chile, as Purchaser, and Telex-Chile and Chilesat S.A., as Sellers.

            "Subsidiary" means, as to any Person, an entity of which fifty percent (50%) of the shares of stock (or similar equity interests) having ordinary voting power (other than stock having such power only by reason of the occurrence of a contingency) are at the time owned or controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

            "Telex-Chile" means Telex-Chile S.A., a corporation organized under the laws of Chile.

SECOND: NOVATION AND ASSUMPTION OF PAYMENT OBLIGATION

Two.one. As stipulated in Clause One.two /c/ of the Purchase and Sale of Shares agreement, the Original Debtor owes the Creditor a balance of twenty two million dollars of the price. This sum is subject to a deduction or compensation according to the Right to Receive Compensation and must be paid in the terms and under the conditions stipulated in the Purchase and Sale of Shares, hereinafter "the Obligation". Two.two. According to what is stipulated in the Purchase and sale of Shares, Chilesat and LEAP agreed that the obligation would be assigned by the latter company to Chilesat PCS, substituting it in such a way that the latter company would assume unconditionally and irrevocably the Obligation, releasing LEAP of the obligation of fulfilling the same. Two.three. LEAP hereby assigns and transfers to

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Chilesat PCS the Obligation, which the latter company assumes. This assignment and transfer is accepted by Chilesat, all of which is done by the parties with the express purpose of novating by means of the change or substitution of the Original Debtor by the Delegated debtor and under the terms and conditions stipulated in the Novation. Two.four. The Delegated Debtor hereby expressly puts on record that his consent has been given as a consideration and in compensation for the liquidation, for the same amount of twenty two million dollars as of this date, of the Delegated Debtor's obligation to pay LEAP, which is included in the LEAP Loan Agreement. Two.five. For its part, the Creditor hereby declares that it accepts what the Delegated Debtor says and acknowledges him as the new debtor in the Obligation, debtor that subrogates and replaces fully and definitively the Original Debtor in relation to the Obligation and consequently the latter is unconditionally and irrevocably freed of any responsibility to this respect. Two.six. The parties hereto manifest and acknowledge that what has been said in the previous numerals is a novation involving the substitution of the debtor and, therefore, they declare the Original Debtor's Obligation extinguished, Likewise, the parties acknowledge that as a result of the Novation, each and every one of the terms and conditions of the Obligation will be fully valid and in force in relation to the Delegated Debtor. Finally, the parties hereby expressly put on record that the irrevocable and unconditional assumption of the Obligation by the Delegated Debtor is an element of the essence for the Creditor's consent to the Purchase and sale of Shares. Two.seven. By virtue of the Novation, the Delegated Debtor as new debtor in the Obligation assumes responsibility for all commitments incurred by the Original Debtor on occasion of that Obligation, undertaking to pay that obligation in the terms and conditions indicated further on in this document.

THIRD: TERMS OF PAYMENT

            SECTION 3.1. Interest. All sums payable hereunder shall be without interest, except for default interest in accordance with Section 3.6.

            SECTION 3.2. Optional Prepayments. The Debtor may at any time prepay this Agreement in whole or in part.

            SECTION 3.3. Mandatory Prepayments. (a) If the Debtor shall (i) make any Restricted Payment to Leap Chile, Leap Wireless or any of their respective Subsidiaries or (ii) make any Restricted Payment to a Person other than Leap Chile, Leap Wireless or any of their respective Subsidiaries, successors or assigns except out of retained earnings or profits, the Debtor shall on the date of such Restricted Payment first prepay this Agreement in full.

            (b) If the Debtor shall make a payment, repurchase, or redemption of any principal due under any Indebtedness of the Debtor held by Leap Chile, Leap Wireless, their respective Subsidiaries or, in the case of Indebtedness outstanding as of March 29, 1999, to Leap Chile and/or to Leap Wireless or to any of their respective successors, assigns or transferees, the Debtor shall on the date of such payment first prepay this Agreement in full.

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            (c) After the Debtor shall have issued any Additional Shares of
Capital Stock or incurred any Indebtedness and received net proceeds (whether in cash, securities, other property, but not including forgiveness of Indebtedness) in an aggregate amount (in combination with all issuances of capital stock or incurrences of Indebtedness from the date hereof) in excess of U.S.$200,000,000, the Debtor shall apply on the date of each such issuance or incurrence an amount equal to 50% of the net proceeds thereof in excess of the amount of U.S.$200,000,000 toward the prepayment of this Agreement.

            (d) If at any time on or before March 19, 2000 the Debtor or Leap Chile sells capital stock (whether common or preferred) of the Debtor to any Person for more than the Base Price per share (as defined and adjusted from time to time as provided in Section 3.4 (the "Base Price")), the Debtor shall, on the date of such sale, (i) if the sale occurs on or before June 30, 1999, apply an amount equal to 50% of the excess net proceeds over the Base Price per share realized in such sale multiplied by the number of shares sold toward the prepayment of this Agreement and (ii) if the sale occurs after June 30, 1999 and on or before March 19, 2000, apply an amount equal to 25% of the excess net proceeds over the Base Price per share realized in such sale multiplied by the number of shares sold toward the prepayment of this Agreement. Any sale of shares of a holding company of Debtor established between Leap Chile and Debtor which does not have material assets and/or liabilities other than the shares of Debtor shall be treated as a sale of the underlying shares of Debtor (with appropriate proportional adjustments to the applicable Base Price to reflect any differences in the number of shares outstanding in such holding company and the number of shares outstanding in Debtor (e.g. if the applicable Base Price is $5.00 per share and Debtor has 20 Million shares outstanding before the sale and the holding company has 10 Million shares outstanding before such sale, the Base Price applicable to the holding company shall be $10 per share)).

            (e) Notwithstanding anything to the contrary in this Section 3.3, the conversion of the loans under the Leap Credit Agreement or the Deferred Payment Agreement into equity of the Debtor shall not under any circumstances require the Debtor to prepay this Agreement or affect the Base Price.

            SECTION 3.4 Adjustment of Base Price. (a) On the date of this Agreement, the Base Price for common shares shall be U.S.$5.00 per share and the Base Price for preferred shares shall be U.S.$5.00 plus such sum as determined by the board of directors of the Debtor in good faith to be the amount of the increased value of the preferred shares over common shares as a result of the rights, preferences and privileges of the preferred shares. Thereafter, in case the Debtor at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock (including Additional Shares of Capital Stock deemed to be issued pursuant to Section 3.4 (b)) for a consideration per share less than the Base Price in effect immediately prior to such issue or sale, then, and in each such case, such Base Price shall be adjusted, concurrently with such issue or sale to a price per share (calculated to the nearest .001 of a cent) determined by multiplying such Base Price by a fraction

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            (i) the numerator of which shall be (A) the number of shares of capital stock of the Debtor outstanding immediately prior to such issue or sale, plus (B) the number of shares of capital stock of the Debtor which the aggregate consideration received by the Debtor for the total number of such Additional Shares of Capital Stock so issued or sold would purchase at such Base Price, plus (c) the number of shares of capital stock of the Debtor sold to a Person other than Leap Chile, Leap Wireless or any of their respective Affiliates, and

            (ii) the denominator of which shall be the number of shares of capital stock of the Debtor outstanding immediately after such issue or sale, provided that, for purposes of this Section 3.4, (X) immediately after any Additional Shares of Capital Stock are deemed to have been issued pursuant to
Section 3.4(b), such Additional Shares shall be deemed to be outstanding, and
(Y) treasury shares shall not be deemed to be outstanding.

            (b) In case the Debtor at any time or from time to time after the date hereof shall declare or pay any dividend on its capital stock payable in capital stock, or shall effect a subdivision of the outstanding shares of its capital stock into a greater number of shares of capital stock (by reclassification or otherwise than by payment of a dividend in capital stock), then, and in each such case, Additional Shares of Capital Stock shall be deemed to have been issued (i) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (ii) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.

            (c) For the purposes of this Section 3.4,

            (i) the consideration for the issue or sale of any Additional Shares of Capital Stock shall, irrespective of the accounting treatment of such consideration,

                  (A) insofar as it consists of cash, be computed at the net amount of cash received by the Debtor,

                  (B) insofar as it consists of property (including securities) other than cash, be computed at the fair market value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Debtor, and

                  (C) in case Additional Shares of Capital Stock are issued or sold together with other stock or securities or other assets for consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (A) and (B) above, allocable to such Additional Shares of Capital Stock, all as determined in good faith by the Board of Directors of the Debtor; and

            (ii) Additional Shares of Capital Stock deemed to have been issued pursuant to Section 3.4(b), relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration.

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            SECTION 3.5. Payments and Computations. (a) The Debtor shall make each payment hereunder not later than 12:00 Noon (Santiago time) on the day when due in the amount of Chilean Pesos (equivalent to the U.S. dollars due converted at the Observed Exchange Rate on the day before the date of payment) in same day funds to the Holder at its address referred to in Section 7.2 or to the account of the Holder designated in writhing by the Holder.

            (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

            SECTION 3.6. Default Interest. Any overdue principal or other amount payable under this Agreement shall bear interest, payable on demand, for each day until paid at a rate per annum equal to Libor (as defined below) plus five percent (5%) on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

            SECTION 3.7. Right of Set-off. The Debtor is hereby authorized, to the fullest extent permitted by law, to set off and apply any amounts payable by Telex-Chile or Chilesat S.A. to the Debtor and/or Leap Chile on account of the indemnities set forth in the Stock Purchase Agreement against any and all of the obligations of the Debtor under this Agreement; provided, however, that if a right of set off is claimed in bad faith, damages shall be payable to Holder equivalent to fifty percent (50%) of the amount of the set off that is so asserted. Any such damages shall be in addition to any costs and expenses payable pursuant to Section 7.4 hereof.

FOURTH: REPRESENTATIONS AND WARRANTIES

            SECTION 4.1. Representations and Warranties of the Debtor. The Debtor represents and warrants as follows:

            (a) Corporate Existence. The Debtor (i) is a corporation duly incorporated and validly existing under the laws of Chile and (ii) has the corporate power and authority to own its property and carry on its business as now being conducted.

            (b) Corporate Power; Authorization. The execution, delivery and performance by the Debtor of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Debtor's estatutos sociales, (ii) violate any law or any contractual restriction binding on or affecting the Debtor, except where such violation may not reasonably be expected to have a Material Adverse Effect, or
(iii) result in or require the creation of any Lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

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            (c) Approvals. To the Debtor's best knowledge following consultation with Grasty, Quintana, Majlis y Cia, no consent, order, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for (i) the due execution, delivery and performance by the Debtor of this Agreement, or (ii) the legality, validity, binding effect or enforceability hereof.

            (d) Enforceability. This Agreement is the legal, valid and binding obligation of the Debtor, enforceable against the Debtor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and by equitable principles.

FIFTH: COVENANTS OF THE DEBTOR

            SECTION 5.1. Affirmative Covenants. So long as any amount under this Agreement shall remain unpaid, the Debtor shall, unless the Holder shall otherwise consent in writing:

            (a) Reporting Requirements. Furnish to the Holder copies of each of the following:

                  (i) as prepared in the ordinary course of business (A) quarterly Financial Statements of the Debtor and (B) audited annual Financial Statements of the Debtor and each of its Subsidiaries accompanied, in the case of (B) by an audit opinion letter by an accounting firm of recognized international standing;

                  (ii) at the time of delivery of audited annual Financial Statements Debtor shall deliver to Holder (x) a certificate from the Chief Financial Officer of the Debtor certifying (A) that the Financial Statements attached were prepared in accordance with Chilean GAAP and fairly present the financial condition of such Person, and (B) that such officer is familiar with the terms of this Agreement and that no Event of Default has occurred and is continuing under this Agreement, or if such an Event of Default has occurred and is continuing, containing a statement as to the nature thereof and the steps being taken with respect thereto, and (y) a certificate of accountants of the Debtor stating that in making the examination necessary for their certification they have obtained no knowledge of any Event of Default which has occurred and is continuing, or if, in the opinion of such accountants, an Event of Default has occurred and is continuing, a statement as to the nature thereof; and

                  (iii) promptly after the sending or filing thereof, copies of all reports which the Debtor and its Subsidiaries send to any of their securities holders and any and all press releases issued by the Debtor and each of its Subsidiaries.

            (b) Insurance. Maintain, and cause each Subsidiary to maintain, insurance with such insurance companies and associations, in such amounts and covering such risks as may be determined in good faith by the board of directors of

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the Debtor to be commercially reasonable. The Holder agrees that continuing existing insurance coverage shall be commercially reasonable.

            (c) Financial Records. Keep and maintain, and cause each of its Subsidiaries to keep and maintain, accurate books and records of account in accordance with Chilean GAAP consistently applied. Upon reasonable request and with the consent of the Debtor, which consent will not be unreasonably withheld, the Holder may request a certificate of accountants of Debtor stating that they have made a reasonable examination necessary for their certificate and that they have obtained no knowledge of an event of default which has occurred and is continuing or, if in the opinion of such accountants, an event of default has occurred and is continuing, a statement as to the nature thereof. Upon receipt of such request, the Debtor, may at its option, either (i) provide such certificate of the Debtor or (ii) permit the Holder or its representatives during customary business hours to inspect and examine the Debtor's books and records and to discuss its affairs, finances and accounts with its principal officers. If the Debtor elects to provide the certificate as described in Subparagraph (i) above, and the auditors certify that no event of default has occurred which has not previously been disclosed to the Holder, the Holder shall pay all costs and expenses associated with providing such certificate.

            SECTION 5.2. Negative Covenants. So long as any amount under this Agreement shall remain unpaid, the Debtor shall not, without the written consent of the Holder enter into any transaction, including without limitation, the purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliates, unless such transaction is (i) in the ordinary course, and (ii) upon fair and reasonable terms comparable to those obtainable in an arm's-length transaction with a Person not an Affiliate.

SIXTH: EVENTS OF DEFAULT

            SECTION 6.1. Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

            (a) The Debtor shall fail to pay the principal amount of this Agreement when the same becomes due and payable or shall fail to pay any other amounts payable under this Agreement when the same become due and payable and any such failure shall continue for five (5) Business Days; or

            (b) A representation or warranty made by the Debtor under or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

            (c) The Debtor shall fail to perform or observe (i) any term, covenant or agreement contained in Section 6.2, or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall continue for ten (10) Business Days after the Debtor has notice of such failure from Holder; or

            (d) The Debtor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) be dissolved or liquidated in full or in part, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

            (e) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Debtor or of all or a substantial part of its properties, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Debtor, under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days after commencement thereof; or

            (f) The Debtor and its Subsidiaries shall sell all or substantially all its assets or property or shall otherwise cease to engage in a wireless telecommunication business.

            SECTION 6.2. Remedies. Upon the occurrence and continuance of any Event of Default, the Holder may, upon the expiration of any applicable grace period, exercise all rights and remedies granted to it by this Agreement or by applicable law, in equity or otherwise.

SEVENTH: MISCELLANEOUS

            SECTION 7.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Debtor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            SECTION 7.2. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic and facsimile communication) and sent by reliable courier, telegraphed, facsimiled or delivered, and addressed to the Debtor or the Holder at its address shown below, or at such other address as such party may, by written notice received by the other party, have designated as its address for such purposes.

            Debtor: CHILESAT TELEFONIA PERSONAL S.A.
                    Rinconada El Salto 202
                    Huechuraba
                    Santiago
                    CHILE
                    Attention:  Chief Financial Officer
                    Fax No.  011-562-382-5142

                    With copy to:
                    LEAP WIRELESS INTERNATIONAL, INC.
                    10307 Pacific Center Court
                    San Diego, CA
                    USA
                    Attention:  General Counsel
                    Fax No.  1-619-882-6040

            Holder: CHILESAT S.A.
                    Rinconada El Salto 202
                    Huechuraba
                    Santiago
                    CHILE
                    Attention:  Gerente General
                    Fax No.  011-562-382-
                    With Copy to:  General Counsel

All such notices and communications shall, when sent via courier, telexed, telegraphed or facsimiled, be effective, if sent via courier, five Business Days after delivery to the courier, if sent by telex, upon confirmation of receipt, if telegraphed, upon delivery by the telegraph company, or if facsimiled, upon being telecopied, with receipt telephonically confirmed by sender, respectively, addressed as aforesaid.

            SECTION 7.3. No Waiver; Remedies. No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

            SECTION 7.4. Costs and Expenses. The Debtor agrees to pay the Holder on demand all reasonable costs and expenses, if any (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Holder in connection with the enforcement of this Agreement.

            SECTION 7.5. Binding Effect; Assignments; Governing Law.

            (a) This Agreement shall be binding upon and inure to the benefit of the Debtor, the Holder and their respective successors and assigns. The Debtor shall remain primarily liable under this Agreement notwithstanding any assignment or transfer of its assets or any purported delegation of duties under this Agreement.

            (b) The Debtor and the Holder hereby agree that the Holder shall be entitled to sell, transfer or assign, through the sale of participation interests or otherwise, all or any part of its rights, obligations and interests that arise under this Agreement, in addition to this Agreement itself, without any limitation whatsoever. The Debtor hereby grants its unconditional authorization to the Holder to execute any such assignment, and agrees that it shall be sufficient that there exist only an agreement between the Holder and its assignee.The Holder shall notify the Debtor of the assignment in writing, pursuant to the provisions of Section 7.2. The Debtor and the Holder hereby agree that in the event of any such assignment, the rights and interests in and to the Debtor's payment and performance of its obligations under this Agreement shall be assigned in favor of the one or several assignees, to be shared jointly with the Holder or such other assignees if the assignment is in part. The Holder may disclose the Agreement and any financial or other information relating to Debtor to any potential assignee or participant provided that such potential assignee or participant agrees not to disclose the Agreement and such information to other third parties except (i) to its Affiliates and to those Persons with which a confidential relationship is maintained (including regulators, legal counsel, accountants, or designated agent(s); (ii) where required by law, regulation or legal process, provided that to the extent practicable such potential assignee or participant shall give the Holder and Debtor prior notice of any such legally required disclosure; (iii).with respect to any such information that has become generally available other than through any breach of this Agreement; or (iv) with the prior written consent of the Holder and the Debtor.

            (c) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE REPUBLIC OF CHILE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

            SECTION 7.6. Resolution of Disputes; Submission to Arbitration. The parties hereto hereby agree that any legal action or proceeding brought by the Holder with respect to this Agreement may be brought, at the Holder's sole and exclusive option, in the ordinary courts of Chile, sitting in the Comuna de Santiago, or, in the form of arbitration, before the Camara de Comercio de Santiago. By execution hereof, the Debtor accepts and consents to, for itself and with respect to its property, generally and unconditionally, the non-exclusive jurisdiction of such courts and submission to such arbitral proceeding and form; provided, however, that upon the commencement and pendency of an arbitral proceeding pursuant to Article 6 of the Stock Purchase Agreement, the Debtor's payment obligations hereunder shall be suspended in an amount up to such amount as shall be contended in good faith in such arbitral proceeding by the Debtor or Assignor as subject to reduction in accordance with the right of set-off granted pursuant to Section 2.07 herein and Section 4.2 in the Stock Purchase Agreement. Subject to the right of set-off, all amounts owing shall be reinstated upon the resolution or termination of any such arbitral proceeding commenced pursuant to the Stock Purchase Agreement.

            SECTION 7.7. Right of Suspension. If, following the closing of the Acquisition, the validity of the Acquisition is challenged in any litigation, arbitration or other legal proceeding, by a party other than Leap Chile, Leap Wireless or any of their respective Affiliates, then until such proceeding is finally resolved or settled, the Debtor shall be entitled to suspend payments under this Agreement, and the due dates of any such payments shall be deferred accordingly until the date on which such proceeding is finally resolved or settled. All parties hereto agree not to take any action or position in any such proceeding contrary to the validity of the Acquisition or this Agreement and agree to cooperate in any such proceeding in order to resolve the matters contested therein in favor of the validity of the Acquisition and this Agreement.

            SECTION 7.8. Interpretation. A) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. B) Headings. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof. C) Joint Preparation. This Agreement is to be deemed to have been prepared jointly by the Debtor and the Holder and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against either party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.

            SECTION 7.9. Survival. All indemnities herein shall survive the execution and delivery of this Agreement and the repayment of the principal amount thereof.

            SECTION 7.10 Special Domicile: The parties to this Novation agree to establish as special domicile the city of Santiago for all legal purposes related to the same.

CHILESAT TELEFONIA PERSONAL S.A.

By: /S/ RICHARD A. SUTHERLAND

Print Name: RICHARD A. SUTHERLAND

Title: GENERAL MANAGER


As Holder:                                         As Assignor:

CHILESAT S.A.                                      INV. LEAP WIRELESS CHILE S.A.

By: /S/ JUAN EDUARDO IBANEZ                        By: /S/ OCTAVIO BOFILL

Print Name: JUAN EDUARDO IBANEZ                    Print Name: OCTAVIO BOFILL

Title: PRESIDENT                                   Title: GENERAL MANAGER


By: /S/ RAMON VALDIVIESO

Name: RAMON VALDIVIESO

Title: GENERAL MANAGER